ATTACHMENT FOR CURRENT FILING OF N-SAR SUB-ITEM 77C

At a Special Meeting of the security holders of John Hancock Trust (the “Trust”) held October 14, 2008, shareholders of each of four series or funds of JHT - the Managed Trust, Emerging Growth Trust, Small Cap Trust and U.S. Core Trust (each, an "Acquired Fund"), were asked to consider and approve a proposed Agreement and Plan of Reorganization (the "Plan") providing for the combination of the Acquired Fund into the corresponding JHT fund listed below:

Aquired Funds	Corresponding Aquiring Funds

Managed Trust	Lifestyle Balanced Trust

Emerging Growth Trust	Small Cap Growth Trust

Small Cap Trust	Small Cap Growth Trust

U.S.Core Trust	Fundamental Value Trust

To approve an Agreement and Plan of Reorganization providing for the combination of the Managed Trust into the Lifestyle Balanced Trust.

For	87,638,618.071
Against	3,977,620.271
Abstain	9,443,577.658

To approve an Agreement and Plan of Reorganization providing for the combination of the Emerging Growth Trust into the Small Cap Growth Trust.

For	1,744,624.213
Against	193,291.129
Abstain	64,513.658

To approve an Agreement and Plan of Reorganization providing for the combination of the Small Cap Trust into the Small Cap Growth Trust.

For	7,956,091.994
Against	0
Abstain	72,811.006

To approve an Agreement and Plan of Reorganization providing for the combination of the U.S. Core Trust into the Fundamental Value Trust.

For	31,586,685.065
Against	877,568.523
Abstain	2,519,701.412